Exhibit 99.1

SWK Holdings Corporation Announces Financial Results for First Quarter 2023

Conference Call and Live Audio Webcast Scheduled for Thursday, May 11, 2023, at 10:00 a.m. ET

Corporate Highlights

•	First quarter 2023 GAAP net income was $4.6 million or $0.36 per diluted share, compared with net income of $3.5 million or $0.27 per share, for the first quarter 2022
•	Enteris has bid on approximately $7.0 million of CDMO projects year-to-date which is expected to drive revenue growth in 2H23
•	Enteris first quarter 2023 operation expenses declined 45% compared with the fourth quarter 2022
•	Michael Miner joined SWK as Vice President of Investments and Peter Blumberg joined as Vice President of Business Development
•	SWK repurchased 28,766 shares of common stock during the quarter for a total cost of $0.5 million, and an additional 18,081 year-to-date for a total cost of $0.4 million

Finance Receivables Segment Update

During the quarter, SWK adopted the accounting standard ASC 326 to estimate its current expected credit losses (“CECL”), which resulted in an $11.8 million allowance for credit losses and a $9.7 million reduction, net of applicable deferred tax assets of $2.5 million, to the accumulated deficit. The allowance for credit loss is unallocated to any specific financial instrument and not indicative of a negative view on a specific finance receivable.

•	First quarter 2023 GAAP net income was $4.6 million, compared with net income of $3.5 million for the first quarter 2022
•	First quarter 2023 finance receivables segment adjusted non-GAAP net income was $7.3 million, compared with adjusted non-GAAP net income of $8.4 million for the first quarter of 2022
•	As of March 31, 2023, gross finance receivables were $248.8 million, a 32.2% increase from March 31, 2022
•	During the quarter, one new transaction closed, totaling $5.0 million, and an additional $8.4 million was advanced to existing borrowers
•	As of March 31, 2023, book value per share was $21.39
•	As of March 31, 2023, non-GAAP tangible financing book value per share was $18.45. After adjusting for the effect of CECL adoption, non-GAAP tangible financing book value per share would have increased 5.6% year-over-year to $19.41
•	First quarter 2023 finance portfolio effective yield was 15.5%, a 160-basis-point increase from March 31, 2022

Dallas, TX, April 3, 2023 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science-focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the first quarter ended March 31, 2023.

“Our first quarter results were in line with internal expectations with the finance segment generating $4.6 million of net income, and $7.3 million of adjusted non-GAAP net income. The portfolio generated an attractive return profile with an effective yield of 15.5%, and our gross finance receivable portfolio reached an all-time high of $248.8 million,” stated Jody Staggs, President and CEO of SWK. “The majority of our portfolio is performing as expected, and we are in regular contact with borrowers that may require additional capital during 2023.”

Mr. Staggs continued, “We are pleased with the continued financial and operational momentum at our Enteris operating subsidiary including work with a large pharma services organization to provide Phase 1 and Phase 2 CDMO services to its customers. Year-to-date, Enteris has bid on approximately $7.0 million of CDMO proposals that are expected to drive revenue growth in the second half of 2023. Additionally, the restructuring initiated in late 2022 has led to a significant reduction in operating expenses, which during the first quarter of 2023 totaled $1.4 million, a 45% decline from $2.6 million in the fourth quarter of 2022. We believe the operational efficiencies that are now in place position Enteris for improved financial results in the second half of 2023. We continue to evaluate strategic alternatives for Enteris and will provide updates as progress is made.”

“The ongoing capital markets uncertainty remains both an opportunity and a challenge. SWK is well positioned to navigate this environment given our focus on financing differentiated life science product companies coupled with our healthy balance sheet with minimal leverage. We are also working to increase shareholder value through an improved capital structure, reduced operating burn at Enteris, and an ongoing share repurchase program.”

First Quarter 2023 Financial Results

For the first quarter 2023, SWK reported total revenue of $9.4 million, a 15.3% decrease compared to $11.1 million for the first quarter 2022. The $1.7 million decrease in revenue for the three months ended March 31, 2023, consisted of a $1.1 million decrease in Finance Receivables segment revenue and a $0.6 million decrease in Pharmaceutical Development segment revenue. The $1.1 million decrease in Finance Receivables segment revenue was primarily due to a $5.3 million decrease in interest, fees and royalties earned on finance receivables that were paid off in 2022, which was partially offset by a $4.4 million increase in interest and fees earned due to funding new and existing loans.

Pre-tax net income for the quarter was flat at $4.5 million for the three months ended March 31, 2023, compared to $4.6 million for the same period of the previous year. The slight year-over-year decrease is primarily due to a $1.7 million decrease in consolidated revenue, partially offset by a $1.9 million decrease in operating expenses in both segments.

GAAP net income for the quarter ended March 31, 2023, increased 33.3% to $4.6 million, or $0.36 per diluted share, from $3.5 million, or $0.27 per diluted share, for the first quarter 2022.

For the first quarter 2023, non-GAAP adjusted net income was $5.7 million, a 4.4% decrease from $6.0 million for the first quarter 2022. Non-GAAP adjusted net income for the Finance Receivables segment was $7.3 million, a 13.5% decrease from $8.4 million for the first quarter 2022.

During the twelve months ended March 31, 2023, there were $30.7 million of loan repayments and royalty paydowns, which were partially offset by $83.4 million of new and existing investment funding. As a result, income-producing assets (defined as finance receivables and corporate debt securities) totaled $237.1 million as of March 31, 2023. This is a 25.9% increase compared with income-producing assets of $188.4 million as of March 31, 2022. Total investment assets, which include income-producing assets plus equity-linked securities, totaled $237.8 million as of March 31, 2022, compared to March 31, 2022, total investment assets of $191.3 million.

Book value per share was $21.39 as of March 31, 2023, compared to $21.10 as of March 31, 2022. Book value per share increased 4.9% compared to March 31, 2022, after adjusting for the effect of CECL adoption. Non-GAAP tangible financing book value per share totaled $18.45. Non-GAAP tangible financing book value per share increased 5.6% compared to March 31, 2022, after adjusting for the effect of CECL adoption. Management views non-GAAP tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Non-GAAP tangible financing book value per share removes the value of the deferred tax assets and Enteris net asset value.

Tables detailing SWK’s financial performance for the first quarter of 2023 are below.

Portfolio Status

During the quarter, SWK closed a $5.0 million secured loan to NeoLight, LLC, a medical device company that designs devices for the neonatal market, and advanced an additional $8.4 million to existing borrowers.

For the first quarter 2023, the realized yield of the finance receivables portfolio was 15.3%, versus 22.5% for the same period in the previous year. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield may differ from the effective yield due to actual cash collections being greater or lesser than modeled.

As of March 31, 2023, non-accrual finance receivables totaled $18.9 million. Of the total $18.9 million, $7.1 million consisted of royalty purchases, while the remaining $11.8 million consisted of the loan to Flowonix Medical, Inc. SWK continues to work with the company to achieve a resolution.

As of March 31, 2023, SWK had $11.9 million of unfunded commitments.

Total portfolio investment activity for the three months ended March 31, 2023, and 2022 was as follows (in thousands):

	Three Months Ended March 31,
	2023	2022
Beginning Portfolio	$237,851	$189,616
Early/loan payoff	—	(13,715)
Interest paid-in-kind	351	734
Investment in finance receivables	12,990	22,700
Loan discount and fee accretion	1,020	269
Remeasurement of finance receivable	(185)	—
Net unrealized (loss) gain on marketable investments and warrant assets	(982)	(721)
Principal payments received on investments	(498)	(1,163)
Royalty (paydown) accretion	(1,418)	(2,113)
Warrant and equity investments, net of sales and cancellations	444	152
Ending Portfolio	$249,573	$195,759

Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month periods ended March 31, 2023 and 2022. The table eliminates provisions for (benefits from) income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended March 31,
	2023	2022
Net income	$4,635	$3,478
Add: income tax (benefit) expense	(109)	1,087
Add: Enteris amortization expense	426	497
Add: unrealized net loss on warrant assets	982	693
Add: unrealized net loss on equity securities	—	28
Add: foreign currency transaction gain	(186)	—
Add (subtract): loss (gain) on change in fair value of contingent consideration	—	—
Add (subtract): other expense items	—	227
Adjusted income before income tax expense	5748	6010
Add: income tax (benefit) expense	—	—
Non-GAAP adjusted net income	$5,748	$6,010

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) (gain) loss on remeasurement of contingent consideration.

Finance Receivables Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income tax expense, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three-month periods ended March 31, 2023 and 2022. The table eliminates Enteris operating (income) loss. The adjusted income before income tax expense is derived in the table above and eliminates income tax (benefit) expense, non-cash mark-to-market changes on warrant assets and equity securities.

	Three Months Ended March 31,
	2023	2022
Non-GAAP adjusted net income	$5,748	$6,010
Add: Enteris operating loss, excluding amortization expense and change in fair value of contingent consideration	1,546	2,427
Adjusted Finance Receivables segment income before income tax (benefit) expense	$7,294	$8,437
Adjusted income tax (benefit) expense	—	—
Finance Receivables segment adjusted non-GAAP net income	$7,294	$8,437

Non-GAAP Tangible Finance Book Value Per Share

The following table provides a reconciliation of SWK’s GAAP book value per share to its non-GAAP tangible finance book value per share as of March 31, 2023 and 2022. The table eliminates the deferred tax assets, intangible assets, goodwill, Enteris property and equipment and acquisition-related contingent consideration.

	Three Months Ended March 31,
	2023	2022
GAAP shareholders’ equity	$274,385	$270,799
Shares outstanding	12,830	12,835
GAAP book value per share	$21.39	$21.10

Subtract: Deferred tax assets, net	27,128	19,460
Subtract: Intangible assets, net	7,764	9,467
Subtract: Goodwill	8,404	8,404
Subtract: Enteris property and equipment, net	5,599	5,999
Add: Contingent consideration payable	11,200	8,530
Non-GAAP tangible finance book value	236,690	235,999
Shares outstanding	12,830	12,835
Non-GAAP tangible book value per shares	$18.45	$18.39

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income, non-GAAP finance receivable segment net income, and non-GAAP tangible financing book value per share, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).

Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition.

In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris operating losses.

Non-GAAP tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in the Company’s industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Conference Call Information

SWK Holdings will host a conference call and live audio webcast on Thursday, May 11, 2023, at 10:00 a.m. ET, to discuss its corporate and financial results for the first quarter 2023.

Interested participants and investors may access the conference call by dialing either:

(844) 378-6488 (U.S.)

(412) 317-1079 (International)

An audio webcast will be accessible via the Investors Events & Presentations section of the SWK Holdings’ website: https://swkhold.investorroom.com/events. An archive of the webcast will remain available for 90 days beginning at approximately 11:30 a.m. ET, on May 11, 2023.

About SWK Holdings Corporation

SWK Holdings Corporation is a life science focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK’s unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK’s solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. SWK also owns Enteris BioPharma, a clinical development and manufacturing organization providing development services to pharmaceutical partners as well as innovative formulation solutions built around its proprietary oral drug delivery technologies, the Peptelligence® platform. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor For Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Daniel Kontoh-Boateng (Investors)

dboateng@tiberend.com

Jason Rando (Media)

jrando@tiberend.com

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$3,244	$6,156
Interest and accounts receivable, net	4,345	3,094
Other current assets	1,287	1,114
Total current assets	8,876	10,364

Finance receivables, net of allowance for credit losses of $11,786 and $11,846, as of March 31, 2023 and December 31, 2022, respectively	237,038	236,555
Collateral on foreign currency forward contract	2,750	2,750
Marketable investments	66	76
Deferred tax assets, net	27,128	24,480
Warrant assets	683	1,220
Intangible assets, net	7,764	8,190
Goodwill	8,404	8,404
Property and equipment, net	5,627	5,840
Other non-current assets	2,401	1,742
Total assets	$300,737	$299,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	1,833	3,902
Revolving credit facility	10,482	2,445
Total current liabilities	12,315	6,347

Contingent consideration payable	11,200	11,200
Other non-current liabilities	2,837	2,145
Total liabilities	26,352	19,692

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,830,399 and 12,843,157 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	12	12
Additional paid-in capital	4,430,426	4,430,922
Accumulated deficit	(4,156,053)	(4,151,005)
Total stockholders’ equity	274,385	279,929
Total liabilities and stockholders’ equity	$300,737	$299,621

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenues:
Finance receivable interest income, including fees	$9,260	$10,415
Pharmaceutical development	118	236
Other	33	480
Total revenues	9,411	11,131
Costs and expenses:
Interest expense	182	80
Pharmaceutical manufacturing, research and development expense	719	1,901
Depreciation and amortization expense	648	704
General and administrative	2,540	3,160
Income from operations	5,322	5,286
Other income (expense), net
Unrealized net loss on warrants	(982)	(693)
Unrealized net loss on equity securities	—	(28)
Gain on foreign currency transactions	186	—
Income before income tax (benefit) expense	4,526	4,565
Income tax (benefit) expense	(109)	1,087
Net income	$4,635	$3,478
Net income per share
Basic	$0.36	$0.27
Diluted	$0.36	$0.27
Weighted average shares outstanding
Basic	12,833	12,830
Diluted	12,875	12,888

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$4,635	$3,478
Adjustments to reconcile net income to net cash provided by operating activities:
Right-of-use asset amortization	68	56
Amortization of debt issuance costs	15	14
Deferred income taxes	(122)	1,079
Change in fair value of warrants	982	693
Change in fair value of equity securities	—	28
Foreign currency transaction gain	186	—
Loan discount and fee accretion	(1,466)	(421)
Interest paid-in-kind	(351)	(734)
Stock-based compensation	35	85
Depreciation and amortization	648	704
Changes in operating assets and liabilities:
Interest and accounts receivable	(1,251)	(176)
Derivative assets and liabilities, net	(388)	—
Other assets	(915)	(225)
Accounts payable and other liabilities	(1,412)	(270)
Net cash provided by operating activities	664	4,311

Cash flows from investing activities:
Investment in finance receivables	(12,990)	(22,700)
Repayment of finance receivables	1,906	16,978
Corporate debt securities principal payments	10	13
Purchases of property and equipment	(8)	(58)
Net cash used in investing activities	(11,082)	(5,767)

Cash flows from financing activities:
Net proceeds from (payments on) credit facility	8,037	(8)
Repurchases of common stock, including fees and expenses	(531)	—
Net cash provided by (used in) financing activities	7,506	(8)

Net decrease in cash and cash equivalents	(2,912)	(1,464)
Cash and cash equivalents at beginning of period	6,156	42,863
Cash and cash equivalents at end of period	$3,244	$41,399